UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Allergan, Inc.

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To:	All Allergan Employees

From:	David E. I. Pyott, Chairman of the Board and CEO

Re:	Allergan Update

Colleagues:

As you know, on June 10, 2014, we announced the unanimous decision of the Allergan Board of Directors to reject Valeant’s latest unsolicited proposal after concluding that it substantially undervalues Allergan, creates significant risks and uncertainties for the stockholders of Allergan, and is not in the best interests of the Company and all of our stakeholders.

Since that time, Jeff Edwards and I, together with our Investor Relations team and advisors, have continued to meet with many of our largest stockholders and stock analysts. Through the feedback we received during these meetings, it is apparent that many investors and analysts have confidence that the Allergan Board of Directors and our management team will continue to deliver industry-leading R&D, innovation and marketing excellence to support future growth. Many of the stockholders and analysts also share our concerns regarding the sustainability of Valeant’s business model, which relies on serial acquisitions and cost reductions, as opposed to top-line revenue growth and operational excellence.

While I will do my best to keep you informed of the latest developments, I encourage you to visit the “Investors” section of our Company’s website to read our June 10th press release and view our investor presentation, which outline the Board’s commitment to delivering the highest value for Allergan stockholders.

This press release and presentation provide details about our growth plan, which will allow us to produce double digit revenue growth and earnings per share compounded annual growth of 20 percent over the next five years. This growth plan will also enable us to maximize the potential of our pipeline while continuing our long track record of producing +25% sales return on our cumulative R&D spend. Importantly, we anticipate our plan will commercialize a rich pipeline with billions of dollars of revenue and profit potential.

We continue to see strong momentum in our business, and look forward to updating our stockholders on how we plan on creating significantly more value as a standalone Allergan on or around the time of our second quarter earnings announcement.

I also recommend you view the “Our Customers” section of our Company website, which highlights the letters of support we have received from more than 25 medical associations and more than 600 physician customers and patient advocacy groups. We greatly appreciate this global expression of support for our Company’s many contributions in the fields of R&D, product innovation, market creation, and physician services.

I want to thank you for your continued dedication to Allergan and belief in our culture. Together we have created a unique Company that establishes new markets, builds leading franchises, and demonstrates continued growth while maintaining focus on our physician customers, patients and employees.

It is critical that our team not become distracted by the noise surrounding our Company. I ask that you remain focused on doing what we do best – executing on our plans, driving exceptional results and, most importantly, serving our customers and the patients who depend on us and our products.

I am incredibly proud of our team and delighted that 2014 will be one of the strongest in Allergan’s long and successful history.

David

Important Additional Information:

Allergan, its directors and certain of its officers and employees are participants in solicitations of Allergan stockholders. Information regarding the names of Allergan’s directors and executive officers and their respective interests in Allergan by security holdings or otherwise is set forth in Allergan’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in Allergan’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014. To the extent holdings of Allergan’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of

Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

STOCKHOLDERS ARE ENCOURAGED TO READ ANY ALLERGAN SOLICITATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ALLERGAN MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any solicitation statement and any other documents filed by Allergan with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of Allergan’s website at www.allergan.com.